UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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Stewardship Financial Corporation
(Name of Registrant as Specified in Its Charter

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

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STEWARDSHIP FINANCIAL CORPORATION
630 Godwin Avenue
Midland Park, New Jersey  07432-1405

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MONDAY, MAY 17, 2010

To Our Shareholders:

The Annual Meeting of Shareholders of Stewardship Financial Corporation (the “Corporation”) will be held at the Christian Health Care Center, Wyckoff, New Jersey (use the Mountain Avenue entrance), on May 17, 2010, at 7:00 P.M. for the following purposes:

1.	to elect the four (4) directors named in the attached Proxy Statement for three year terms;

2.	to consider and approve a non-binding advisory proposal on the compensation of the Corporation’s executive officers described in the attached Proxy Statement;

3.	to approve the Stewardship Financial Corporation 2010 Stock Incentive Plan;

4.	to ratify the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

5.	to transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 22, 2010 are entitled to notice of, and to vote at, the Annual Meeting.  Whether or not you plan to attend the Annual Meeting, it is requested that the enclosed proxy card be completed, executed and returned to our transfer agent, Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016, in the postage paid envelope provided.

By Order of the Board of Directors

Robert J. Turner
Secretary

Midland Park, New Jersey
April 5, 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2010.

Our Proxy Statement and Annual Report on Form 10-K are also available online at http://www.asbnow.com/site/shareholder_info.html

STEWARDSHIP FINANCIAL CORPORATION
630 Godwin Avenue
Midland Park, New Jersey  07432-1405

______________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 17, 2010
______________________________

GENERAL

This Proxy Statement is being furnished to shareholders of Stewardship Financial Corporation (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation of proxies to be used at the Annual Meeting of Shareholders and at any adjournment of the meeting.  You are cordially invited to attend the Annual Meeting that will be held at the Christian Health Care Center, Wyckoff, New Jersey (use the Mountain Avenue entrance), on Monday, May 17, 2010 at 7:00 P.M.  The Annual Report on Form 10-K, including consolidated financial statements for the fiscal year ended December 31, 2009, and a proxy card accompany this Proxy Statement.  This Proxy Statement is first being mailed to shareholders on or about April 5, 2010.

VOTING AND PROXY PROCEDURES

Who Can Vote At The Annual Meeting?

You are only entitled to vote at the Annual Meeting if our records show that you held shares of our common stock, no par value (the “Common Stock”), as of the close of business on March 22, 2010 (the “Record Date”).  If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee).  As of the Record Date, a total of 5,842,367 shares of Common Stock were outstanding.  Each share of Common Stock has one vote on each matter presented.

Who Is The Record Holder?

You may own Common Stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder in which case you hold your shares in “street name.”

If your shares of Common Stock are registered directly in your name, the Corporation is sending these proxy materials directly to you.  If the record holder of your shares of Common Stock is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

Regardless of the number of shares of Common Stock you own, it is important that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage paid envelope.

If you hold your Common Stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.  Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.  If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of Common Stock on March 22, 2010.

How Can I Revoke My Proxy Or Change My Vote?

A proxy may be revoked at any time prior to its exercise by sending a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016.  In addition, a proxy submitted prior to the Annual Meeting may be revoked by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not in itself revoke your proxy.

What is a Quorum And How Many Votes Are Required To Approve the Proposals?

A quorum is required to transact business at the Annual Meeting.  The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  In the event that a quorum is not present, or there are not sufficient votes to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

There is no cumulative voting in the election of directors.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees is withheld.  Thus, a nominee for director may be elected even if the nominee receives votes from holders of less than a majority of shares represented at the meeting.

           Ratification of the appointment of the independent auditors, approval of the Stewardship Financial Corporation 2010 Stock Incentive Plan  and approval of the non-binding advisory proposal on executive compensation requires the affirmative vote of a majority of those shares voting at the meeting.  Neither abstentions nor broker non-votes will affect whether more votes have been cast “FOR” than “AGAINST” ratification of the appointment of the independent auditors or approval of the advisory proposal.

How Are Votes Counted?

Proxies solicited by the Board of Directors of the Corporation will be voted in accordance with the direction given therein.  If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted “FOR” the election of each of the nominees for director~~,~~ in the Proxy Statement, “FOR” the approval of the non-binding advisory proposal on the compensation of the Corporation’s executive officers described in the Proxy Statement, “FOR” the approval of the Stewardship Financial Corporation 2010 Stock Incentive Plan and, “FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.  Should any other matters be properly presented at the Annual Meeting for consideration, such as consideration of a motion to adjourn the meeting to another time, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  The Board of Directors knows of no additional matters that may be presented for consideration at the Annual Meeting.

If you hold your shares in “street name” and do not provide voting instructions to your broker, bank or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote; provided, however, that shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Your broker, bank or other nominee has discretionary authority to vote your shares on the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and the non-binding advisory proposal on the compensation of the Corporation’s executive officers described in the Proxy Statement, even if your broker, bank, trust or other nominee does not receive voting instructions from you. However, due to recent rule changes, this is the first year that your broker or other nominee does not have discretionary authority to vote your shares on the election of each of the nominees for director in the Proxy Statement or the approval of the Stewardship Financial Corporation 2010 Stock Incentive Plan, if your broker, bank, trust or other nominee does not receive voting instructions from you.

How Does The Board Recommend That I Vote My Shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement, “FOR” the approval of a non-binding advisory proposal on the compensation of the Corporation’s executive officers described in this Proxy Statement, “FOR” the approval of the Stewardship Financial Corporation 2010 Stock Incentive Plan, and “FOR” the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Who Will Pay The Expenses Of Proxy Distribution?

The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation.  Directors, officers and other employees of the Corporation may solicit proxies on behalf of the Corporation in person or by telephone, e-mail, facsimile or other electronic means.  These directors, officers and employees will not receive additional compensation for such services.  The Corporation will reimburse the reasonable expenses of brokerage firms and other custodians and nominees for sending proxy materials to, and obtaining proxies from, beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Corporation’s Certificate of Incorporation and its bylaws authorize a minimum of five and a maximum of fifteen directors, but the exact number is fixed by resolution of the Board of Directors.  The Board has been divided into three classes.  One class is elected each year to serve a term of three years.  Directors elected at this Annual Meeting will be elected to serve for a term of three years through May 2013, or until their successors are duly elected and qualified.

Each nominee has indicated to the Corporation that he or she will serve if elected.  The Corporation has no reason to believe that any of the nominees will be unable to stand for election.  Unless authority to vote for any of the nominees is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the election of the nominees proposed by the Board of Directors.  If, for any reason, any of the nominees becomes unavailable for election, the proxy solicited by the Board of Directors will be voted for a substitute nominee selected by the Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of the nominees named in this Proxy Statement.

Directors and Nominees for Director

The following sets forth the names of our nominees for director and directors continuing to serve on our Board following the Annual Meeting; their ages; their principal occupation or employment for the past five years; the year in which each became a director of the Corporation and our wholly-owned subsidiary, Atlantic Stewardship Bank (the “Bank”); and the names of any public companies for which they serve on the Board of Directors.  In addition, described below are each director nominee’s and director’s particular experience, qualifications, attributes and skills that has led the Board of Directors to conclude that the person should serve as a director of the Corporation.

Currently, each director of the Corporation is also a director of the Bank.  No director is also a director of any other company registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

Nominees for Director for Terms Expiring in 2013

Name, Age and Position with Corporation	Principal Occupation During Past Five Years	Director of the Corporation Since	Director of the Bank Since
Richard W. Culp, 57, Director	Since 2009 Mr. Culp has been an Executive Vice President with Pearson Education Company, the world's leading educational publisher. During 2008, Mr. Culp was the Chief Executive Officer of Epic Learning. From 1980 – 2007, Mr. Culp held various positions with Pearson / Prentice Hall, rising to President of the Pearson Prentice Hall School Division in 2002. Mr. Culp’s vast business experience allows him to provide in depth understanding of corporate strategic planning and human resource development as well as marketing and sales expertise to the Board of Directors.	2009	2009
Harold Dyer, 82 Director	From 1957 to 1981, Mr. Dyer was president of White Laundry, Inc., a laundry service company. Mr. Dyer is currently retired. Having operated a commercial laundry business prior to his retirement, Mr. Dyer is able to provide insight to the challenges faced by and needs of small business owners. Mr. Dyer’s service on the Board of Directors since its inception allows him to provide a long history of business and banking knowledge and unique insight into the history of the Bank.	1997	1985
Michael Westra, 44 Vice Chairman	Since 1991, Mr. Westra has been General Manager of Wayne Tile Company, an importer of tile and stone, providing wholesale and retail sales. In addition, Mr. Westra currently serves as a director of a local non-profit nursing home. Prior to joining Wayne Tile Company, Mr. Westra, as a certified public accountant, gained experience auditing national corporations. Mr. Westra brings in depth knowledge of generally accepted accounting and auditing standards to the Board of Directors and expertise in the local market area.	2005	2005
Howard R. Yeaton, 55 Director
Since 2003, Mr. Yeaton has been Managing Principal of Financial Consulting Strategies LLC, a firm providing strategic financial advice and services to emerging companies.  Prior to establishing Financial Consulting Strategies LLC, Mr. Yeaton served in various leadership positions for an international public consumer products corporation.

Mr. Yeaton brings years of general business, managerial and financial expertise to the Board of Directors.  Also, as a certified public accountant, Mr. Yeaton provides in depth knowledge of generally accepted accounting and auditing standards to the Board of Directors.
		2005	2005

Information With Respect to the Directors With Terms Expiring in 2012

Name, Age and Position with Corporation	Principal Occupation During Past Five Years	Director of the Corporation Since	Director of the Bank Since
Robert Turner, 70, Secretary	From 1966 to 2002, Mr. Turner was the president of The Turner Group, an insurance brokerage company. Mr. Turner is currently retired. Mr. Turner brings years of experience in corporate management to the Board of Directors. Mr. Turner’s expertise in employee benefits and insurance products is a valuable asset to the Board of Directors.	1997	1985
William J. Vander Eems, 60 Director	Since 1973, Mr. Vander Eems has been the president of William Van Der Eems, Inc., a general contracting company. Mr. Vander Eems’ construction background, 27 years of experience as a business owner, experience as an investor in real estate, and extensive business contacts provides the Board of Directors with general business, management, and real estate market expertise.	1997	1991
Paul Van Ostenbridge, 57 President, Chief Executive Officer and Director	Mr. Van Ostenbridge has served as President and Chief Executive Officer of the Corporation since 1997 and as President and Chief Executive Officer of the Bank since 1985. Mr. Van Ostenbridge’s years of service with the Corporation and the Bank allows him to provide the Board with a long history of business and banking knowledge. Mr. Van Ostenbridge’s serves on various charitable organizations and provides the Bank with a unique knowledge of the local market area.	1997	1985

Information With Respect to the Directors With Terms Expiring in 2011

Name, Age and Position with Corporation	Principal Occupation During Past Five Years	Director of the Corporation Since	Director of the Bank Since
William C. Hanse, 75, Chairman	Mr. Hanse was appointed Chairman of the Board of both the Corporation and the Bank in November 2006. Since 1990, Mr. Hanse has been a partner of the law firm Hanse & Hanse. As a practicing attorney with 40 years of experience, and as a director and general counsel for the Bank for the past 25 years, Mr. Hanse brings a long history of legal expertise and business and banking knowledge to the Board of Directors.	1997	1985

Name, Age and Position with Corporation	Principal Occupation During Past Five Years	Director of the Corporation Since	Director of the Bank Since
Margo Lane, 59 Director
Currently Ms. Lane is employed as the sales and marketing manager for Collagen Matrix, Inc., a company that develops and markets medical device implants for tissue and organ repair and regeneration.  From 2003 to 2007, Ms. Lane served as the sales and marketing coordinator of PBI-Dansensor America Inc., a company that sells and services equipment for industrial instrumentation and process control.  In addition, Ms. Lane is active in community and local government in the Bank’s market area.

Ms. Lane’s business experience in corporate marketing and sales as well as in depth corporate and human resource knowledge enables her to provide valuable input as a member of the Board of Directors.
		1997	1994
Arie Leegwater, 76 Director
Since 1988, Mr. Leegwater has been the owner of Arie Leegwater Associates LLC, a general contracting company.  Since 2002, Arie Leegwater has been a partner in ARIEANJE LLC, a company engaged in owning and renting real estate.  Since 1993, Mr. Leegwater has been an arbitrator with the American Arbitration Association. In addition, Mr. Leegwater serves on the board of a local non-profit health care facility.

Building his career as an engineer and more recently as an arbitrator for the construction industry, Mr. Leegwater brings a depth of relevant business experience to the Board of Directors.  Having served as a director since the inception of the Bank and previously serving as Chairman of the Board, allows Mr. Leegwater to provide a long history of banking knowledge and unique insight into the history of the Bank.
		1997	1985
John L. Steen, 72 Director
Since 1972, Mr. Steen has been the president of Steen Sales, Inc., a textile company.  From 1972 - 2009, Mr. Steen was  president of Dutch Valley Throwing Co., a textile company.  Mr. Steen currently serves on the board of a non-profit nursing home and as president of their foundation.

Mr. Steen’s brings years of relevant experience as a business owner and operator to the Board of Directors and provides expertise in sales and marketing.  Mr. Steen has served as a director since the inception of the Bank and previously served as Vice Chairman of the Board, enabling him to impart a significant amount of banking knowledge and insight.
		1997	1985

Compensation of Directors

Cash Compensation.  Directors of the Corporation and the Bank, other than full-time employees of the Corporation and the Bank, receive fees of $2,000 per Board meeting attended, with the exception of the chairman who receives $3,000 per meeting attended.  Each member of the Audit Committee receives a fee of $450 for each Audit Committee meeting attended.  In addition, directors of the Corporation and the Bank, other than full-time employees of the Corporation and the Bank, also receive a fee of $300 for all other committee meetings attended.

Stock-based Compensation.  The Corporation maintains the Stewardship Financial Corporation 2001 Stock Option Plan for Non-Employee Directors (the “2001 Non-Employee Plan”).  No options have been granted since 2005.  While there are still options outstanding under this plan, the plan does not allow for additional grants after May 2006.  As of March 22, 2010, there were outstanding options to purchase 6,205 shares of Common Stock, all of which are currently exercisable.  These stock options expire at the close of business on May 8, 2011.

The Corporation also maintains the Stewardship Financial Corporation 2006 Stock Option Plan for Non-Employee Directors (the “2006 Non-Employee Plan”).  The 2006 Non-Employee Plan allows for the grant of options to purchase shares of Common Stock to non-employee directors of the Corporation.  Options vest in equal installments of 20% each year for five years.  Options expire on the earlier of the sixth anniversary of the date of the grant or May 15, 2012.  For the year ended December 31, 2009, 2,431 options were granted.  As of March 22, 2010, there were outstanding options to purchase 57,130 shares of Common Stock, of which 41,326 are currently exercisable or exercisable within 60 days.

Director Compensation

The following table sets forth the information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors during 2009.

Name	Fees Earned or Paid in Cash ($) (a)	Option Awards ($)	Total ($)
Richard Culp	2,000	135 (b)	2,135
Harold Dyer	35,100	4,780 (c)	39,880
William C. Hanse	47,100	4,780 (d)	51,880
Margo Lane	28,200	4,780 (e)	32,980
Arie Leegwater	31,800	4,780 (f)	36,580
John L. Steen	35,250	4,780 (g)	40,030
Robert J. Turner	27,600	4,780 (h)	32,380
William J. Vander Eems	36,000	4,780 (i)	40,780
Abe Van Wingerden	18,000	4,780 (j)	22,780
Michael Westra	31,650	4,780 (k)	36,430
Howard R. Yeaton	32,100	4,780 (l)	36,880

(a)	Fees earned or paid in cash include all fees paid for monthly Board meetings, special meetings and all committee fees paid or earned during 2009.
(b)	Aggregate number of options outstanding at December 31, 2009 for Mr. Culp was 2,431.
(c)	Aggregate number of options outstanding at December 31, 2009 for Mr. Dyer was 6,078.

(d)	Aggregate number of options outstanding at December 31, 2009 for Mr. Hanse was 3,647.
(e)	Aggregate number of options outstanding at December 31, 2009 for Ms. Lane was 6,078.
(f)	Aggregate number of options outstanding at December 31, 2009 for Mr. Leegwater was 6,078.
(g)	Aggregate number of options outstanding at December 31, 2009 for Mr. Steen was 6,078.
(h)	Aggregate number of options outstanding at December 31, 2009 for Mr. Turner was 6,078.
(i)	Aggregate number of options outstanding at December 31, 2009 for Mr. Vander Eems was 6,078.
(j)	Aggregate number of options outstanding at December 31, 2009 for Mr. Wingerden was 3,647.
(k)	Aggregate number of options outstanding at December 31, 2009 for Mr. Westra was 7,964.
(l)	Aggregate number of options outstanding at December 31, 2009 for Mr. Yeaton was 9,180.

CORPORATE GOVERNANCE

Board Leadership Structure and the Board’s Role in Risk Oversight

Mr. Hanse has served as Chairman of the Board of Directors since November 2006.  Mr. Van Ostenbridge has served as President and Chief Executive Officer, as well as a director, since 1997. The Board of Directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer will enhance Board independence and oversight.  Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer will allow the President and Chief Executive Officer to better focus on his growing responsibilities of running the Corporation, enhancing shareholder value and expanding and strengthening the Corporation while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

While management is responsible for the day-to-day management of risks the Corporation faces, the Board takes an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks.  The Board reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.  The Audit Committee has responsibility for oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting.  Each of the other Board committees also considers the risk within its area of responsibilities.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Committees of the Board of Directors

During 2009, the Board of Directors had a standing Audit Committee, Nominating and Governance Committee and Compensation Committee.  The charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee, as approved by the Board of Directors, can be found on our website at www.asbnow.com, in the “Investor Relations” section of the website, under the subsection titled “Governance Documents”.

Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.  The Board has adopted a written charter setting out the functions of the Audit Committee.  The audit functions of the Audit Committee are to: (i) monitor the integrity of the Corporation’s financial reporting process and systems of internal controls; (ii) select, evaluate and provide oversight of the auditors to include the monitoring of the independence and performance of the Corporation’s independent external audit and internal audit functions; (iii) provide oversight of the annual audit and quarterly reviews; and (iv) encourage the adherence to, and continuous improvement of, the Corporation’s policies, procedures and practices at all levels.  The Audit Committee also reviews and evaluates the recommendations of the independent certified public accountant, receives all reports of examination of the Corporation and the Bank by regulatory agencies, analyzes such regulatory reports, and informs the Board of the results of their analysis of the regulatory reports.  In addition, the Audit Committee receives reports directly from the Corporation’s internal auditors and recommends any action to be taken in connection therewith.

In 2009, the Audit Committee consisted of Directors Yeaton (Chairman), Dyer, Steen and Westra.  The Board of Directors has determined that all four members of the Audit Committee satisfy the independence and financial literacy requirements of the Nasdaq Stock Market (“Nasdaq”) and that Messrs. Yeaton and Westra, both of whom are independent, qualify as audit committee financial experts as defined in the applicable Securities and Exchange Commission (“SEC”) rules.

Nominating and Governance Committee

The Nominating and Governance Committee is appointed by the Board of Directors to identify and recommend to the Board individuals qualified to serve as directors of the Corporation and to advise the Board with respect to the Board composition and nominating procedures.  In 2009, the Nominating and Governance Committee consisted of Directors Steen (Chairman), Hanse, Leegwater and Vander Eems.

The Nominating and Governance Committee has adopted a procedure to consider recommendations for directorships submitted by shareholders holding at least 20% of our outstanding shares for a period of at least four years.  Shareholders meeting these requirements, who wish the Nominating Committee to consider their recommendations for nominees for the position of director, should submit their recommendations in writing in care of the Secretary of the Corporation, Robert J. Turner, Stewardship Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432.  Recommendations by shareholders meeting the share ownership requirements and that are made in accordance with these procedures will receive the same consideration given to nominees of the Nominating and Governance Committee.

In its assessment of each potential candidate, the Nominating and Governance Committee will review the nominee’s judgment, experience, independence, understanding of the Corporation’s or other related industries and such other factors the Nominating and Governance Committee determines are pertinent in light of the current needs of the Board.  The Nominating and Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, qualifying shareholders or, in some cases, by a third party firm.  The Corporation has not hired a third party firm to serve this function.  In identifying and considering candidates for nomination to the Board of Directors, the Nominating and Governance Committee considers, in addition to the requirements set out in the Nominating and Governance Committee’s charter, quality of experience, the needs of the Corporation and the range of talent and experience represented on the Board.  The current nominees for director were recommended for nomination by independent directors of the Corporation.

Diversity is one of many factors that the Nominating and Governance Committee’s charter requires to be considered when evaluating candidates.  To assess the effectiveness of the mandate set forth in the Nominating and Governance Committee’s charter, the Nominating and Governance Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole.

Compensation Committee

The Compensation Committee is appointed by the Board of Directors to oversee the Corporation’s and the Bank’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans; and to produce a Committee report on executive compensation as required by the SEC to be included in the Corporation’s annual proxy statement.  In 2009, the Compensation Committee consisted of Directors Turner (Chairman), Culp, Lane, Steen and Vander Eems.

Independence of Directors

The Board of Directors has adopted standards for director independence, which incorporate the definition of “independent” contained in the Nasdaq Stock Market listing rules.  Based on the information furnished by the directors, the Board has affirmatively determined that all of the directors, with the exception of Director Van Ostenbridge (who is a full-time member of the Corporation, serving as our President and Chief Executive Officer), currently meet the definition of “independent”.  All of the members of the Board’s Audit Committee, Nominating and Governance Committee and Compensation Committee are independent directors.

Board and Committee Meetings

The Board of Directors meets on a regularly scheduled basis each month to review significant developments, financial, investment, and lending performance and to act on those matters that require Board approval.  It holds special meetings as circumstances require.  Independent directors hold executive session meetings on a quarterly basis.  The Board of Directors of the Corporation held 12 meetings during 2009.  In addition, the Board held 2 meetings to provide for director development and supplemental discussions in areas such as compliance, annual budgeting process and strategic planning.  The Audit Committee, Nominating and Governance Committee, and Compensation Committee met eight, five and four times, respectively, during 2009.  All of the directors of the Corporation attended at least 75% of the total number of Board meetings held during 2009.  In addition, each director who is a member of a committee of the Board of Directors attended at least 75% of the meetings for each committee of which he or she is a member.  Each director of the Corporation is also a director of the Bank.  The committees of the Corporation and the Bank generally appoint their respective members and chairman for each fiscal year during a Board meeting held in the second quarter of that year.

The Corporation expects all directors to attend the Annual Meeting of Shareholders.  All Directors attended the 2009 Annual Meeting.

Communications with the Board of Directors

Shareholders are invited to contact the directors by writing to the Secretary of the Corporation, Robert J. Turner, at 630 Godwin Avenue, Midland Park, New Jersey 07432.  These communications are not screened.

Code of Conduct

The Corporation has adopted a Code of Ethical Conduct that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, senior financial officers or persons performing similar functions.  Our Code of Ethical Conduct is posted on our website at http://www.asbnow.com in the section headed “Investor Relations” under the caption “Governance Documents.”  We will provide to any person without charge upon request a copy of our Code of Ethical Conduct.  Requests for a copy of our Code of Ethical Conduct should be made to our Secretary at 630 Godwin Avenue, Midland Park, New Jersey  07432-1405.

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of the Corporation or the Bank.  None of the members of our Compensation Committee serves as an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”).  Under the Stimulus Act, companies that participate in any assistance program administered by the United States Department of the Treasury, including the Capital Purchase Program (“CPP”), are required to provide its shareholders with the opportunity to vote on a non-binding advisory proposal to approve the compensation of its executives as disclosed pursuant to the compensation disclosure rules of the SEC.  The Corporation completed its transaction with the U.S. Treasury under the CPP on January 30, 2009 effecting the sale of $10 million of preferred stock and a warrant to purchase up to 133,475 shares of the Corporation’s Common Stock to the U.S. Treasury.  Accordingly, the Corporation’s shareholders are entitled to cast a non-binding advisory vote on the compensation of the Corporation’s executive officers.  This proposal, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program and policies through your vote.

The proposal will be presented at the Annual Meeting in the form of the following resolution:

“RESOLVED, that the shareholders approve the overall executive compensation of the Corporation’s executive officers as described in this Proxy Statement, including the tabular disclosure regarding the Corporation’s executive officers contained herein.”

As provided under the Stimulus Act , this vote is advisory and will not be binding upon the Board of Directors.  It should not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty on the Board nor will it affect any compensation paid or awarded to any executive.  However, the Compensation Committee will review and consider the outcome of the vote on this proposal and will take this into account when considering future executive compensation arrangements.

The Board of Directors recommends that the shareholders vote “FOR” the advisory proposal set forth above.

Report of the Compensation Committee

The Role of the Compensation Committee

The Compensation Committee of the Board is charged with the responsibility to review the goals and objectives of the Corporation’s executive compensation plans and to review and determine the compensation of the Chief Executive Officer, all senior executive officers and all directors in each case on an annual basis.  The Committee reviews at least annually the goals and objectives of the Corporation’s general compensation plans and other employee benefit plans including incentive compensation and equity-based plans.

Executive Compensation Policy

The Corporation’s policy is to compensate its executives fairly and adequately for the responsibility assumed by them for the success and direction of the Bank, the effort expended in discharging that responsibility and the results achieved directly or indirectly from each executive’s performance.  “Fair and adequate compensation” is established after careful review of: (i) the Bank’s earnings; (ii) the Bank’s performance as compared to other companies of similar size and market area; and (iii) a comparison of what the market demands for compensation of similarly situated and experienced executives.

Total compensation takes into consideration a mix of base salary, bonus, perquisites, stock options and/or other stock awards.  The particular mix is established in order to competitively attract competent professionals, retain those professionals and reward extraordinary achievement.  The Board of Directors also considers net income for the year and earnings per share of the Corporation and the Bank before finalizing officer compensation increases for the coming year.

Based upon our current levels of compensation, the Bank is not affected by the provisions of the Internal Revenue Code of 1984, as amended (the “Code”) that limit the deductibility to a corporation of compensation in excess of $1,000,000 paid to certain executive officers, nor the amount as reduced to $500,000 as a result of our participation in the Troubled Asset Relief Program (“TARP”).  Thus, the Bank has no policy regarding that subject.

Base Salary. The Board of Directors of the Bank, under recommendations from the Compensation Committee, bears the responsibility for establishing base salary.  Salary is minimum compensation for any particular position and is not tied to any performance formula or standard.  To establish salary, the following criteria are used: (i) position description; (ii) direct responsibility assumed; (iii) comparative studies of peer group compensation (additional weight is given to local factors as opposed to national averages); (iv) earnings performance of the Bank resulting in availability of funds; and (v) competitive level of salary to be maintained to attract and retain qualified and experienced executives.  No salary increases were made in 2009.

Long-term Incentive Compensation.  Long-term incentive compensation has consisted of awards under the Stewardship Financial Corporation 1995 Stock Option Plan (the “Employee Plan”).  Recommendations for stock option awards were made by the Compensation Committee, which then made recommendations to the entire Board of Directors for final action.  The Compensation Committee met to evaluate meritorious performance of all officers and employees for consideration to receive stock options.

In previous years, the Compensation Committee has made awards based upon the following criteria: (i) position of the officer or employee in the Bank; (ii) the benefit that the Bank had derived as a result of the efforts of the award candidate under consideration; and (iii) the Bank’s desire to encourage long-term employment of the award candidate.

While there are still unexercised options outstanding under the Employee Plan, under the terms of the Employee Plan no additional options may be awarded and, no awards of any stock options were made during 2009 under the Employee Plan.  The Corporation does not have any policy or practice of coordinating stock option grants with the release of material non-public information.

Profit Sharing Plan and 401(k) Plan.  The Corporation has a noncontributory profit sharing plan which covers all eligible employees.  Employees are considered eligible if they have been employed for one full year and have worked a minimum of 1,000 hours that year.  Balances vest 20% per year for five years.  Contributions are determined by the Corporation’s Board of Directors based on the earnings performance of the Corporation.  Contributions are allocated to eligible employees based on their salary level.

The Corporation also maintains a 401(k) plan which covers all eligible employees.  Participants may elect to contribute up to 15% of their salaries, not to exceed the applicable limitations as per the Code.  The Corporation, on an annual basis, may elect to match 50% of the participant’s first 5% contribution.

Benefits, Perquisites and Other Personal Benefits.  The executive officers participate in employee benefit programs available to other employees.  Perquisites, such as automobile allowances and their related expenses and auxiliary insurance benefits, which the Board of Directors of the Bank may approve from time to time, are determined and awarded pursuant to evaluation under the same criteria used to establish base salary.

The Stimulus Act includes various provisions that apply to compensation arrangements at financial institutions that participate in the TARP, including the CPP.  The Stimulus Act requires the U.S. Department of Treasury to establish additional standards for executive compensation for participants in the TARP, including the CPP.  These standards must include a prohibition on making any severance payment to a named executive officer or any of the next five most highly compensated employees and a prohibition on paying or accruing any bonus, retention award or incentive compensation to, in the case of the Corporation, our Chief Executive Officer, other than certain restricted stock awards.  These new compensation standards may require us to make adjustments to the manner in which we compensate the named executive officers during the period in which the preferred stock issued to the U.S. Department of Treasury remains outstanding.  The Compensation Committee has reviewed the elements of compensation for the named executive officers and determined that, at this time, no change is necessary.  The Compensation Committee will continue to review the Corporation’s compensation program and policies to insure compliance with the Stimulus Act and any new regulations promulgated pursuant to the Stimulus Act.

Submitted by:

Compensation Committee
Robert J. Turner, Chairperson
Richard W. Culp
Margo Lane
John Steen
William J. Vander Eems

SENIOR EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position
Paul Van Ostenbridge	57	President and Chief Executive Officer
Claire M. Chadwick	49	Senior Vice President and Chief Financial Officer
Julie E. Holland	50	Senior Vice President, Chief Risk Officer and Treasurer
Robert C. Vliet	46	Senior Vice President and Consumer Loan Manager

Officers are not appointed for fixed terms.  Biographical information for our current officers who are not also directors follows.

Claire M. Chadwick, age 49, joined the Corporation in 2008 as Senior Vice President and Chief Financial Officer.  Prior to her appointment as Chief Financial Officer of the Corporation and the Bank, Ms. Chadwick held various senior financial management positions for Penn Federal Savings Bank from July 1994 through 2007.

Julie E. Holland, age 50, was promoted to Chief Risk Officer in 2008.  Ms. Holland has served as Senior Vice President and Treasurer of the Corporation since 2005 and was Vice President and Treasurer of the Corporation from 1997 until 2005.   Ms. Holland joined the Bank in 1994 and has been Senior Vice President and Treasurer since 2005 and was Vice President and Treasurer of the Bank from 1997 until 2005.

Robert C. Vliet, age 46, joined the Corporation in 2005 as Vice President and Consumer Loan Manager of the Bank and assumed the position of Senior Vice President and

Consumer Loan Manager of the Bank in 2007 and of the Corporation in February 2009.  Prior to joining the Corporation, Mr. Vliet held various senior management positions with Valley National Bank from November 1996 through 2005.

Executive Compensation

Summary Compensation Table

This table sets forth information regarding the elements of the compensation we paid to our principal executive officer and the three most highly compensated executive officers (collectively the “NEOs”) for fiscal years 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Non- Equity Incentive Plan Compen-sation ($) (a)	Nonqualified Deferred Compen- sation Earnings ($) (b)	All Other Compen- sation ($)		Total ($)
Paul Van Ostenbridge President and Chief Executive Officer	2009 2008	271,341 265,728	- -	18,641 21,453	18,624 18,379	(c)	308,606 305,560
Claire M. Chadwick Senior Vice President and Chief Financial Officer (d)	2009 2008	128,600 49,273	400 400	2,462 -	12,771 3,214	(e)	144,233 53,337
Julie E. Holland Senior Vice President, Chief Risk Officer and Treasurer	2009 2008	125,929 119,947	400 400	9,205 11,590	4,960 4,853	(f)	140,494 136,790
Robert C. Vliet Senior Vice President and Consumer Loan Manager	2009 2008	125,764 120,461	400 400	9,192 11,671	12,894 13,304	(g)	148,250 145,836

(a)	Includes bonuses accrued during the years reported, which were paid in the first quarter of the subsequent years.
(b)	Includes amounts paid as 401(k) and profit sharing contributions.
(c)
The amounts disclosed for Mr. Van Ostenbridge for fiscal 2009 include life insurance and long-term disability premiums of $3,057, medical and vision insurance contributions of $6,230 and the imputed value of the car allowance of $7,466.

(d)	Ms. Chadwick assumed her position with the Bank and the Corporation on August 4, 2008.
(e)	The amounts disclosed for Ms. Chadwick for fiscal 2009 include life insurance and long-term disability premiums of $920 and medical insurance contributions of $9,353.
(f)	The amounts disclosed for Ms. Holland for fiscal 2009 include life insurance and long-term disability premiums of $1,140 and medical insurance contributions of $2,931.

(g)	The amounts disclosed for Mr. Vliet for fiscal 2009 include life insurance and long-term disability premiums of $909 and medical insurance contributions of $9,498.

Outstanding Equity Awards at Fiscal Year-End

This table sets forth information as to unexercised options held by the executive officers at December 31, 2009.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Paul Van Ostenbridge President and Chief Executive Officer	6,516 1,787	5.83 11.19	02-15-10 07-15-13
Claire M. Chadwick Senior Vice President and Chief Financial Officer	-	-	-
Julie E. Holland Senior Vice President, Chief Risk Officer and Treasurer	1,629 938	5.83 11.19	02-15-10 07-15-13
Robert C. Vliet Senior Vice President and Consumer Loan Manager	-	-	-

Options Exercised and Stock Vested

During 2009, 7,696 options were exercised at an average exercise price of $5.26.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has made loans to its directors and executive officers and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans.  These loans have all been made in the ordinary course of banking business and, in compliance with Federal Reserve Bank Regulation O, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

During 2009, the Bank and its residential and commercial mortgage customers paid $131,288 for legal services to the law firm of Hanse and Hanse whose partner is Mr. Hanse, a director of the Corporation.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of the Corporation’s Common Stock as of March 22, 2010, by (i) each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Corporation, (iii) each senior executive officer of the Corporation named in the Summary Compensation Table and (iv) all directors and executive officers of the Corporation as a group.  Other than as set forth in this table, the Corporation is not aware of any individual or group, which holds in excess of 5% of the outstanding Common Stock.  The percentage of beneficial ownership is based on 5,842,367 shares of Common Stock outstanding as of March 22, 2010.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent of Class
Abe Van Wingerden (retiring as a Director effective as of May 18, 2010) (3)	301,518	5.16%

Richard W. Culp, Director (4)	2,475	*
Harold Dyer, Director (5)	46,038	*
William C. Hanse, Chairman of the Board (6)	135,439	2.32%
Margo Lane (7), Director	65,156	1.11%
Arie Leegwater (8), Director	61,293	1.05%
John L. Steen (9), Director	123,212	2.11%
Robert J. Turner (10), Secretary	172,287	2.95%
William J. Vander Eems (11), Director	211,648	3.62%
Paul Van Ostenbridge (12), President, Chief Executive Officer and Director	65,472	1.12%
Michael Westra (13), Vice Chairman	19,830	*
Howard R. Yeaton (14), Director	18,000	*
Claire M. Chadwick, Senior Vice President and Chief Financial Officer	664	*
Julie E. Holland (15), Senior Vice President, Chief Risk Officer and Treasurer	21,770	*
Robert C. Vliet (16), Senior Vice President and Consumer Loan Manager	5,415	*
Directors and Executive Officers of the Corporation and Bank as a group (15 persons)	948,737	16.10%

*     Indicates less than 1% of the outstanding shares of the Corporation’s Common Stock.

(1)   Unless otherwise noted, the address of each beneficial owner is c/o Stewardship Financial Corporation, 630 Godwin Avenue, Midland Park, New Jersey 07432-1405.

(2)   Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  They also include shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the Corporation’s Dividend Reinvestment Plan.

(3)  Includes 232,637 shares held by Mr. Van Wingerden and his spouse and 2,431 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.

(4)   Includes 1,215 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.

(5)   Includes 4,862 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.

(6)   Includes 30,462 shares held jointly by Mr. Hanse and his spouse; 12,124 shares held by Mr. Hanse’s spouse in her own name; and 2,431 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.  Mr. Hanse disclaims beneficial ownership of the Common Stock held by his spouse.

(7)   Includes 14,890 shares held jointly by Ms. Lane and her spouse; 1,019 shares held by Ms. Lane’s spouse as custodian for their children; and 4,862 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.  Ms. Lane disclaims beneficial ownership of the Common Stock held by her spouse.

(8)   Includes 13,654 shares held jointly by Mr. Leegwater and his spouse; 26,767 shares held by trusts of which Mr. Leegwater and his spouse are trustees; and 4,862 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.

(9)   Includes 4,862 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.

(10)   Includes 33,286 shares held jointly by Mr. Turner and his spouse; 4,319 shares held by Mr. Turner’s spouse in her own name; and 4,862 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.  Mr. Turner disclaims beneficial ownership of the Common Stock held by his spouse.

(11)   Includes 46,475 shares held by Mr. Vander Eem’s spouse in her own name and 4,862 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.  Mr. Vander Eems disclaims beneficial ownership of the Common Stock held by his spouse.

(12)  Includes 2,024 shares held by Mr. Van Ostenbridge’s spouse in her name; and 1,876 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.  Mr. Van Ostenbridge disclaims beneficial ownership of the Common Stock held by his spouse.

(13)  Includes 6,748 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.

(14)  Includes 413 shares held by Mr. Yeaton and his spouse and 7,964 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.

(15)  Includes 938 shares issuable upon exercise of stock options exercisable within 60 days of March 22, 2010.

(16)  Includes 3,315 shares held by Mr. Vliet and his spouse.

PROPOSAL 3 – APPROVAL OF THE STEWARDSHIP FINANCIAL CORPORATION 2010
STOCK INCENTIVE PLAN

Background

On February 16, 2010, the Board of Directors adopted the Stewardship Financial Corporation 2010 Stock Incentive Plan (the “2010 Plan”).  The 2010 Plan will be effective upon approval by the shareholders.

The purpose of the 2010 Plan is to promote the long-term growth and profitability of the Corporation by (i) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Corporation, and (ii) enabling the Corporation to attract, retain and reward the best available persons.

Summary of the 2010 Plan

Awards in General.  We may grant incentive and nonqualified stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards and other stock-based awards or, collectively, “Awards”, to our officers and employees, and those of any affiliate of the Corporation.  In addition, the 2010 Plan authorizes the grant of non-qualified stock options and restricted or unrestricted stock Awards to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability.  Generally, all classes of our employees are eligible to participate in our 2010 Plan.  No options, restricted stock or other Awards under the 2010 Plan have been made or committed to be made as of the date of this proxy statement.

The following is a summary of the material provisions of our 2010 Plan and is qualified in its entirety by reference to the complete text of our 2010 Plan, a copy of which is attached to this proxy statement as Exhibit A.

Administration.  The 2010 Plan will be administered by our Board of Directors.  The Board of Directors may delegate administration of the 2010 Plan to a committee of the Board of Directors.  For purposes of the following discussion, the term “Administrator” means the Board of Directors.  The Administrator has the authority, subject to the terms of the 2010 Plan, to determine the individuals to whom options or other stock Awards will be granted, the times at which such options or other Awards will be granted, and the terms and conditions of the options and other Awards.  In particular, the Administrator may determine the price of options and any limitations, restrictions or conditions of Awards.  In addition, the Administrator may interpret and apply the 2010 Plan and may make all other determinations and take all other action that may be necessary or advisable to implement and administer the 2010 Plan.

Stock Options.  Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our Common Stock at an exercise price per share determined at the date of the grant.  Options are evidenced by stock option agreements with the respective optionees.  The exercise price for each stock option granted under our 2010 Plan will be determined by the Administrator at the time of the grant, but will not be less than fair market value on the date of the grant.  The Administrator will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted.  Within the foregoing limitations, the Administrator may, in its discretion, impose limitations on exercise of all or some options granted under our 2010 Plan, such as specifying minimum periods of time after grant during which options may not be exercised.  Options granted under our 2010 Plan will vest at rates specified in the option agreement at the time of grant.

Eligibility for Stock Options.  Stock options may be granted to our employees, directors and consultants.  Options intended to qualify as Incentive Stock Options (“ISOs”) may only be granted to employees while actually employed by the Corporation.  Non-employee directors and consultants are not entitled to receive ISOs, but may receive nonqualified options.

Option Price.  The option price for ISOs will be at least 100% of the fair market value of Common Stock on the date the option is granted.  However, if the participant in the 2010 Plan owns more than 10% of the combined voting power of the Corporation and any subsidiary or parent corporation, the option price will be not less than 110% of the fair market value of the Common Stock on the date of grant.  The fair market value of Common Stock first becoming subject to exercise as ISOs by an optionee who is an employee during any given calendar year may not exceed $100,000; ISOs in excess of that limit will be treated as nonqualified stock options.  The option price for nonqualified stock options (as defined below) will be determined by the Administrator and may be equal to or greater than the fair market value of the Common Stock on the date of grant.  If the Common Stock is not traded on a recognized market at the time of grant, the Administrator will determine fair market value.  If the Common Stock is traded on a recognized market, fair market value will be the closing market price of the Common Stock as reported on the market determined by the Administrator to be the primary market for the Common Stock on the date of grant.

Duration of Options.  Each stock option will terminate on the date fixed by the Administrator, which will not be more than ten years after the date of grant.  If the participant owns more than 10% of the combined voting power of the Corporation and any subsidiary or parent corporation, any ISO granted to such participant will terminate not more than five years after the date of grant.

Vesting and Exercise of Options.  Options become exercisable when they have vested.  If provided by the Administrator, options may be exercised before they have vested, in which case the shares that are issued upon such exercise shall be treated as shares of restricted stock until vested.  The Administrator will specify the relevant vesting provisions at the time of the grant.

Payment.  The Administrator will determine whether an exercise of options will be settled in whole or in part in cash, Common Stock or other securities of the Corporation, or other property.

Other Awards under the 2010 Plan.  The Administrator may grant restricted or unrestricted stock Awards, stock appreciation rights, phantom stock, and/or performance awards to eligible employees, directors and consultants.

Restricted shares of our Common Stock may be granted under the 2010 Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the Administrator may determine to be appropriate at the time of making the Award.  The Administrator, in its discretion, may provide in the Award agreement for a modification or acceleration of shares of restricted stock in the event of retirement or other termination of employment or business relationship with the grantee.  The restriction period and the nature of restrictions under a restricted stock Award shall be determined by the Administrator.  Upon the satisfaction of such vesting or other conditions the Administrator may impose, the restrictions shall lapse with respect to the shares covered by the Award or a portion thereof as specified by the Administrator.

Stock Appreciation Rights (“SARs”) may be granted alone or in tandem with an option.  A stock appreciation right generally permits the grantee to receive an amount (in cash, common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our Common Stock on the exercise date over the stock appreciation rights’ base price.  The base price of stock appreciation rights granted under the 2010 Plan will be determined by the Administrator; provided, however, that the base price cannot be less than the fair market value of a share of Common Stock on a date the stock appreciation right is granted (subject to adjustments).  The SAR shall be exercisable in whole or part as determined by the Administrator, and shall be subject to such vesting and other conditions as the Administrator shall determine.

Performance Awards shall be subject to target performance goals, and the Award shall provide for the payment of cash or shares of Common Stock, as the Administrator may determine, upon achievement of one or more performance goals established by the Administrator.  The Administrator shall determine the number, terms, and performance goals for each Performance Award.

Shares That May Be Issued under the 2010 Plan

We have reserved a maximum of 200,000 shares of our authorized Common Stock for issuance upon the exercise of Awards to be granted pursuant to our 2010 Plan.  Each share issued under an option or under a restricted stock Award will be counted against this limit.  Shares to be delivered at the time a stock option is exercised or at the time a restricted stock Award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.

In the event of any change in our outstanding Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights or other similar transactions, the number of shares of our Common Stock which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under our 2010 Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.

Change of Control Event

The 2010 Plan provides for the termination of any outstanding Awards under the 2010 Plan upon a change of control event if and to the extent set forth in the applicable Award agreement.  In the event of such a termination, Awards that are then exercisable shall remain exercisable for at least 20 days prior to the Change in Control.  Alternatively, such Awards may be continued or assumed by, or may be substituted in equivalent Awards in a surviving entity.

Termination of Employment Relationship

Awards granted under our 2010 Plan that have not vested will generally terminate immediately upon the grantee’s termination of employment or business relationship with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death.  The Administrator may determine at the time of the grant that an Award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the Administrator determines to be advisable after the grantee’s employment or business relationship with us terminates by reason of retirement, disability, death or termination without cause.  The Administrator may permit a deceased optionee’s stock options to be exercised by the optionee’s executor or heirs during a period acceptable to the Administrator following the date of the optionee’s death, but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

As described above, our 2010 Plan will provide protection against substantial dilution or enlargement of the rights granted to holders of Awards in the event of stock splits, recapitalization, mergers, consolidations, reorganizations or similar transactions.  New Award rights may, but need not, be substituted for the Awards granted under our 2010 Plan, or our obligations with respect to Awards outstanding under our 2010 Plan may, but need not, be assumed by another corporation in connection with any merger, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved.   In the event that our 2010 Plan is assumed, the stock issuable, with respect to Awards previously granted under our 2010 Plan shall thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the 2010 Plan.

Compliance with TARP Restrictions

Awards under our 2010 Plan are subject to such restrictions as may be imposed in order to comply with certain provisions of the Emergency Economic Stabilization Act of 2008, the Stimulus Act, or regulatory guidance thereunder.  If at any time the Administrator determines that the exercise of an Award, or receipt or disposition of shares of Common Stock, may be restricted or unlawful under such authority, the right to exercise an Award or receive or dispose of shares of Common Stock may be suspended until such exercise, receipt or disposition is unrestricted.  Further, in the discretion of the Administrator, any Award shall be subject to forfeiture or repayment if the Administrator determines that the recipient of the Award has knowingly engaged in providing inaccurate information relating to the Corporation’s financial statements or performance measures used to calculate such incentive or performance pay, or that retention of such Award is otherwise restricted.

Amendment of the 2010 Plan

  Our Board may amend our 2010 Plan at any time.  However, without shareholder approval, our 2010 Plan may not be amended in a manner that would:

●           increase the number of shares that may be issued under our 2010 Plan;

●           materially modify the requirements for eligibility for participation in our 2010 Plan; or

●           materially increase the benefits to participants provided by our 2010 Plan.

Awards previously granted under our 2010 Plan may not be impaired or affected by any amendment of our 2010 Plan, without the consent of the affected grantees.

Accounting Treatment

Under generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our 2010 Plan, the fair value of the options will be measured on the date of grant and this amount will be recognized as a compensation expense ratably over the vesting period.  Stock appreciation rights granted under the 2010 Plan which are settled in Common Stock will receive the same accounting treatment as options.  The cash we receive upon the exercise of stock options will be reflected as an increase in our capital.  No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares of Common Stock upon exercise may reduce basic earnings per share, as more shares of our Common Stock would then be outstanding.

When we make a grant of restricted stock, the fair value of the restricted stock Award at the date of grant will be determined and this amount will be recognized over the vesting period of the Award.  The fair value of a restricted stock Award is equal to the fair market value of our Common Stock on the date of grant.

Due to consideration of the accounting treatment of stock options and restricted stock Awards by various regulatory bodies, it is possible that the present accounting treatment may change.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to Awards that may be granted under our 2010 Plan.

Incentive Stock Options.  An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option.  However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances.  If the optionee does not dispose of the shares of our Common Stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss.  We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

If any shares of our Common Stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain.  The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized.  Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied.  In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock

Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Options.  An optionee will not realize any taxable income upon the grant of a non-qualified option.  At the time the optionee exercised the non-qualified option, the amount by which the fair market value at the time of exercise of the shares covered by the non-qualified option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise.  We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee.  If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

Restricted Stock Awards.  A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture.  At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income.  If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock.  Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in a taxable income, to elect, within 30 days of the Award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the Award and the amount paid for the restricted stock, if any.  The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant.  We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Section 162(m) of the Code.  Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to its chief executive officer or any of its four other highest-paid officers.  However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit.  Based on Section 162(m) of the Code and the regulations thereunder, our ability to deduct compensation  income generated in connection with the exercise of stock options or stock appreciation rights granted under the 2010 Plan should not be limited by Section 162(m) of the Code.  Further, we believe that compensation income generated in connection with performance Awards granted under the 2010 Plan should not be limited by Section 162(m) of the Code.  The 2010 Plan has been designed to provide flexibility with respect to whether restricted stock Awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit.  If the vesting restrictions relating to any such Award are based solely upon the satisfaction of one of the performance goals set forth in the 2010 Plan, we believe that the compensation expense relating to such an Award will be deductible by us if the Awards become vested.  However, compensation expense deductions relating to such Awards will be subject to the Section 162(m) deduction limitation if such Awards become vested based upon any other criteria set forth in such Award (such as the occurrence of a change in control or vesting based upon continued employment with us).

Certain Awards Deferring or Accelerating the Receipt of Compensation.  Section 409A of the Code imposes certain requirements applicable to “nonqualified deferred compensation plans.”  If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with these requirements then all compensation deferred under the plan may become immediately taxable.  Stock appreciation rights and deferred stock Awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements.  It is our intention that any Award agreement governing awards subject to Section 409A will comply with these rules.

New Plan Benefits.  Because awards to be granted in the future under the 2010 Plan are at the discretion of the Administrator, it is not possible to determine the benefits or amounts to be received under the 2010 Plan by eligible persons or groups.

Securities Authorized for Issuance under Existing Equity Compensation Plans.  We currently maintain the Director Stock Plan, the Employee Plan, the 2001 Non-Employee Plan, and the 2006 Non-Employee Plan, pursuant to which we have made equity compensation available to eligible persons.

The following table provides information with respect to the equity securities that are authorized for issuance under our compensation plans as of December 31, 2009:

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	83,048	$10.46	269,530
Equity compensation plans not approved by security holders	-	-.	553,026
Total	83,048	$10.46	822,556

The only equity compensation plan not approved by security holders is the Director Stock Plan.  The Director Stock Plan permits members of the Board of Directors to receive any monthly Board of Directors’ fees in shares of the Corporation’s common stock, rather than in cash.  The Corporation purchased 3,720 shares in the open market during 2009 for the benefit of the Director Stock Plan.

           Approval of our 2010 Plan will require the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of the Stewardship Financial Corporation 2010 Stock Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Corporation’s financial reporting process.  We meet with both the independent auditors and the internal auditors, each of whom has unrestricted access to the committee.  We also meet with management periodically to consider the adequacy of the Corporation’s internal controls and the objectivity of its financial reporting.  We discuss these matters with the independent auditors, internal auditors and appropriate financial personnel of the Corporation.

The directors who serve on the committee are all “independent” for the purposes of Rule 4200(a)(15) of the Nasdaq’s listing standards.  That is, the Board of Directors has determined that none of us has a relationship with the Corporation and the Bank that may interfere with our independence from the Corporation and its management.

Management has primary responsibility for the Corporation’s financial statements and the overall reporting process, including the Corporation’s system of internal controls.  The independent auditors audit the financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations, and cash flows of the Corporation in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

This year, we reviewed the Corporation’s audited financial statements and met with both management and Crowe Horwath LLP, the Corporation’s independent registered public accounting firm, to discuss those financial statements.  Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with Crowe Horwath LLP the written disclosure and the letter required by Independence Standards Boards No. 1 (Independence Discussions with Audit Committees).  These items relate to that firm’s independence from the Corporation.  We also discussed with Crowe Horwath LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by:

Audit Committee
Howard R.Yeaton, CPA, Chairman
Harold Dyer
John L. Steen
Michael Westra, CPA

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  Crowe Horwath LLP has served as the independent registered public accounting firm for the Corporation and the Bank since December 31, 2006.  Although the appointment of auditors is not required to be submitted to a vote of shareholders, the Board of Directors believes that it is appropriate as a matter of policy to request the shareholders to ratify the appointment.  If the shareholders should not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and the Board of Directors will reconsider the appointment.  It is expected that a representative of Crowe Horwath LLP will be present at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if he or she desires to do so.

During the Corporation’s two most recent fiscal years and the subsequent period through March 26, 2010, neither the Corporation nor anyone acting on the Corporation’s behalf consulted with Crowe Horwath LLP regarding: (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Corporation’s financial statements, or (2) any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The affirmative vote of the holders of a majority of the shares of Common Stock of the Corporation present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification and approval of the appointment of the auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Fees Billed by our Independent Registered Public Accounting Firm During Fiscal Year 2009 and Fiscal Year 2008.

Aggregate fees for the fiscal years ended December 31, 2009 and December 31, 2008, billed by the Corporation’s independent registered public accounting firm, Crowe Horwath LLP were as follows:

	2009		2008
Audit Fees	$125,000	(a)	$85,000
Audit Related Fees	$-		$-
Tax Fees	$-		$-
All other Fees	$-		$-

(a)  Audit fees include preliminary work completed with respect to the audit of Corporation’s internal control over financial reporting for 2009.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may pre-approve particular services on a case-by-case basis.  For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.  All audit and permissible non-audit services provided by Crowe Horwath LLP to the Corporation for the fiscal years ended 2009 and 2008, respectively, were approved by the Audit Committee.

COMPLIANCE WITH SECTION 16(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by regulation of the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that, during the fiscal year ended December 31, 2009, all filing requirements applicable to its officers, directors and greater than 10% shareholders were timely met except for Abe Van Wingerden (1 late Form 4 filing).  The late filing was 1 day late to report stock purchases from the Directors Stock Purchase Plan.

ANNUAL REPORT ON FORM 10-K

The Corporation will furnish without charge its annual report on Form 10-K upon written request to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

SHAREHOLDER PROPOSALS

Shareholders who wish to present proposals to be included in the Corporation’s 2011 proxy materials must submit such proposals to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432 by December 6, 2010.  For any proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2011 Annual Meeting, SEC rules permit the Corporation to exercise discretionary voting authority to the extent conferred by proxy if the Corporation: (1)  receives notice of the proposal before February 19, 2011 and advises shareholders in the 2011 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) does not receive notice of the proposal before February 19, 2011.  Notices of intention to present proposals at the 2011 Annual Meeting should be submitted to the Secretary of the Corporation at 630 Godwin Avenue, Midland Park, New Jersey 07432.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting; however, in the event such other matters come before the Annual Meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

EXHIBIT A

STEWARDSHIP FINANCIAL CORPORATION
2010 STOCK INCENTIVE PLAN

1.           Establishment, Purpose and Types of Awards

Stewardship Financial Corporation, a New Jersey corporation (the “Company”), hereby establishes the Stewardship Financial Corporation 2010 STOCK INCENTIVE PLAN (the “Plan”).  The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons.

The Plan permits the granting of stock options (including incentive stock options qualifying under Internal Revenue Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.

2.           Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)           “Affiliate” shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships).  For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(b)           “Award” shall mean any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Change in Control” means:  (i) the acquisition (other than from the Company) by any Person, as defined in this Section 2(d), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include a public offering of capital stock of the Company.  For purposes of this Section 2(d), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the

Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(f)           “Common Stock” shall mean shares of common stock of the Company, no par value per share.

(g)           “Fair Market Value” shall mean, with respect to a share of the Company’s Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith.  However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” shall mean, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator.  If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur.  For all purposes under this Plan, the term “relevant date” as used in this Section 2(g) shall mean either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.

(h)           “Grant Agreement” shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

3.            Administration

(a)           Administration of the Plan.  The Plan shall be administered by the Board, subject to the recommendations of the Compensation Committee of the Board or such committee or committees as may be appointed by the Board from time to time (the “Committee”) (the Board hereinafter referred to as the “Administrator”).  The Committee shall make recommendations to the Administrator with respect to the matters assigned to the Administrator under the Plan, including specifically Sections 5 through 7 of the Plan.

(b)           Powers of the Administrator.  The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:  (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

(c)           Non-Uniform Determinations.  The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d)           Limited Liability.  To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)           Indemnification.  To the maximum extent permitted by law and by the Company's charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

(f)           Effect of Administrator’s Decision.  All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.           Shares Available for the Plan

Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 200,000 shares of Common Stock.  The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan.  If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the surrendered and withheld shares shall thereafter be available for further Awards under the Plan;

provided, however, that any such shares that are surrendered to or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

5.            Participation

Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate.

6.             Awards

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan.  Awards may be granted individually or in tandem with other types of Awards.  All Awards are subject to the terms and conditions provided in the Grant Agreement.  The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award.  If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

(a)           Stock Options.  The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company.  Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value on the date of grant and may not be exercisable by their terms more than ten years after the date such option is granted; provided, however, that the exercise price per share of any option granted to a person who owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation shall not be less than 110% of Fair Market Value on the date of grant and such option may not be exercisable after five years from the date of grant.  Nonqualified stock options may be granted only with an exercise price at least equal to  Fair Market Value except to the extent that the Administrator determines that  Section 409A of the Code permits an exercise price below Fair Market Value without adverse tax consequences to the recipient of such option.  The Grant Agreement for any option shall state whether an option is intended to be an incentive stock option or a nonqualified option.  In the absence of  such a statement, the option shall be a nonqualified option.  The Administrator shall determine whether options are to be settled in whole or part in cash, shares of Common Stock, or other property, and may in its discretion permit “cashless exercises” and “net exercises” pursuant to such procedures as may be established by the Administrator.  The Administrator may permit the exercise of options with respect to shares of Common Stock that have not yet vested.  To the extent that an option is exercised for unvested option shares, such shares shall be subject to repurchase by the Company, on terms to be determined by the Administrator, if the participant’s employment by the Company terminates before the option shares are fully vested.

(b)           Stock Appreciation Rights.  The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”).  An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement (which shall be at least equal to the Fair Market Value of the share on the date of grant, except to the extent that the Administrator determines that  Section 409A of the Code permits a base price below Fair Market Value without adverse tax consequences to the recipient of such award.), times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised.  Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator.  If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date.  No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(c)           Stock Awards.  The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.  A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

(d)           Phantom Stock.  The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine.  Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets.  An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.  Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

(e)           Performance Awards.  The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator.  Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator.  Performance goals established by the Administrator may be based on the Company’s or an Affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

(f)           Other Stock-Based Awards.  The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine.  Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

7.             Miscellaneous

(a)           Withholding of Taxes.  Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability.  The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award.  In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

(b)           Loans.  At the discretion of the Administrator, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c)           Transferability.  Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution.  Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d)           Adjustments for Corporate Transactions and Other Events.

(i)           Stock Dividend, Stock Split and Reverse Stock Split.  In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, (A) the maximum number of shares of such Common Stock as to which Awards may be granted under this Plan, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made.  The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii)           Non-Change in Control Transactions.  Except with respect to the transactions set forth in Section 7(d)(i), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Administrator, in its discretion and without the consent of the holders of the Awards, shall make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards.

(iii)           Change in Control Transactions.  In the event of any transaction resulting in a Change in Control of the Company, outstanding stock options and SARs under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof.  In the event of such termination, the holders of stock options and SARs under the Plan will be permitted, for a period of at least twenty days prior to the effective time of the Change in Control, to exercise all portions of such Awards that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control;  provided, however, that any such exercise of any portion of such an Award which becomes exercisable as a result of such Change in Control shall be deemed to occur immediately prior to the effective time of such Change in Control.

(iv)           Pooling of Interests Transactions.  In connection with any business combination authorized by the Board, the Administrator, in its sole discretion and without the consent of the holders of the Awards, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards, in whole or in part, regardless of the vested status of the Award, but solely to the extent necessary to facilitate the compliance of such transaction with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

(v)           Unusual or Nonrecurring Events.  The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e)           Substitution of Awards in Mergers and Acquisitions.  Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity.  The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f)           Other Agreements.  As a condition precedent to the grant of any Award under the Plan, the exercise pursuant to such an Award, or to the delivery of certificates for shares issued pursuant to any Award, the Administrator may require the grantee or the grantee’s successor or permitted transferee, as the case may be, to become a party to a stock restriction agreement, shareholders’ agreement, voting trust agreement or other agreements regarding the Common Stock of the Company in such form(s) as the Administrator may determine from time to time.

(g)           Termination, Amendment and Modification of the Plan.  The Board may terminate, amend or modify the Plan or any portion thereof at any time.

(h)           Non-Guarantee of Employment or Service.  Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the

Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

(i)           Compliance with Securities Laws; Listing and Registration.  If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or federal or state securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful.  The Company shall have no obligation to effect any registration or qualification of the Common Stock under federal or state laws.

The Company may require that a grantee, as a condition to exercise of an Award, and as a condition to the delivery of any share certificate, make such written representations (including representations to the effect that such person will not dispose of the Common Stock so acquired in violation of federal or state securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable federal and state securities laws.  The stock certificates for any shares of Common Stock issued pursuant to this Plan may bear a legend restricting transferability of the shares of Common Stock unless such shares are registered or an exemption from registration is available under the Securities Act of 1933, as amended, and applicable state securities laws.

(j)           Compliance with Treasury Department Regulation Under EESA/TARP.  If at any time the Administrator determines that the delivery of Common Stock is or may be unlawful under the Emergency Economic Stabilization Act of 2008, or regulation thereunder (“EESA”), the right to exercise an award, receive shares, or dispose of shares shall be suspended until the Administrator determines that such exercise, receipt or disposition is lawful and unrestricted.  To the extent required by EESA, any shares of Common Stock awarded hereunder shall not be vested and deliverable until and unless any amount owed by the Company under the United States Treasury’s Capital Purchase Program has been fully repaid.  Further, any Performance Award or other award under the Plan shall be subject to forfeiture and/or repayment to the extent that such award is restricted under EESA and the Administrator determines that such participant is both among the employees whose awards are subject to forfeiture or repayment and has knowingly engaged in providing inaccurate information relating to the Company’s financial statements or performance measures used to calculate such incentive or performance pay.

(k)           Section 409A Savings Provision.  To the extent that the grant, terms, exercise, issuance of shares or payment of any Award under the Plan would otherwise cause the Award or payment to be treated as “deferred compensation”, within the meaning of Section 409A of the Code, or otherwise cause any tax to become due by reason of Section 409A, such Award shall be deemed and treated as modified as of the date of grant to the extent necessary to avoid such treatment as deferred compensation or tax under Section 409A.

(l)           No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person.  To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(m)           Governing Law.  The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of New Jersey, without regard to its conflict of laws principles.

(n)           Effective Date; Termination Date.  The Plan was effective as of the date on which the Plan was adopted by the Board, subject to approval of the stockholders within twelve months before or after such date, and shall continue in effect indefinitely until terminated by the Board.  No Award that is intended to qualify as an incentive stock option under Code section 422 shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the latest of (i) the effective date of the Plan or (ii) any date on which the stockholders of the Company approve an increase to the number of shares of Common Stock that may be issued with respect to Awards granted under the Plan.  Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Date Approved by the Board: February 17, 2010

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY STEWARDSHIP FINANCIAL CORPORATION	For	With- hold	For All Except
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2010	1. To elect the following nominees for election as directors:	☐	☐	☐

The undersigned hereby appoints Mark Borst, William Monaghan III, Esq. and James D. Vaughan III, and each of them, with full power of substitution, as proxies for the undersigned to attend the annual meeting of shareholders of Stewardship Financial Corporation (the “Corporation”), to be held at the Christian Health Care Center, Mountain Avenue entrance, Wyckoff, New Jersey 07481, on May 17, 2010, at 7:00 p.m., or any adjournment thereof, and to vote the number of shares of Common Stock of the Corporation that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

Richard W. Clup
Harold Dyer
Michael Westra
Howard R. Yeaton

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
	2. To consider and approve a non-binding advisory proposal on the compensation of the Corporation’s executive officers described in the attached Proxy Statement.	☐	☐	☐

	3. To approve the Stewardship Financial Corporation 2010 Stock Incentive Plan.	☐	☐	☐

	4. To ratify the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

The Proxies will vote as specified herein or, if a choice is not specified, they will vote “FOR” the proposals set forth above.  In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This Proxy is solicited by the Board of Directors of the Corporation.

   When shares are held by two or more persons as joint tenants, both or all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to date and sign this proxy card in the box below.	Date
Sign above

Ç Detach above card, sign, date and mail in postage paid envelope provided. Ç

STEWARDSHIP FINANCIAL CORPORATION

PLEASE ACT PROMPTLY SIGN, DATE &MAIL YOUR PROXY CARD TODAY

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